Exhibit 99.(a)(1)(F)

FORM OF EMAIL: FINAL ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION TIME FOR OFFER PARTICIPANTS)

To: [Name]
From: Chordiant Software, Inc.
Subject: Statement Regarding Final Election Confirmation Statement (Post-Expiration Time for Offer Participants)

This notice is to inform you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offering Memorandum”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

Pursuant to the Offer, we have accepted your election with respect to the Eligible Portion(s) of your Eligible Option(s) and have amended the applicable exercise price(s) of the Eligible Portion(s) to be the Corrected Exercise Price(s) as set forth below:

Eligible Option (Grant Number)	Original Date of Grant	Original Option Exercise Price($)	Shares Subject to Eligible Portion (#)	Elect to Amend Entire Eligible Portion & Receive Cash Payment	Corrected Exercise Price for Eligible Portion ($)	Cash Payment (Aggregate Price Differential) ($)
		$		Yes	$	$
		$		Yes	$	$
		$		Yes	$	$
		$		Yes	$	$
		$		Yes	$	$
		$		Yes	$	$

Promise to Make Cash Payment: In addition, as a result of the amendment of your Eligible Option(s), you are entitled to receive the Cash Payment(s) described above, payable at such time, and subject to the terms and conditions, as set forth in the Offering Memorandum.

We strongly encourage you to print a copy of this page and keep it for your records.

This Final Election Confirmation Statement and the Offering Memorandum reflect the entire agreement between you and Chordiant with respect to the Offer.